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


The following is a transcript of the press conference call conducted on April 3, 2006 by Lucent Technologies Inc. and Alcatel relating to the proposed merger of Lucent Technolgies Inc. and Alcatel.



Press Conference                                    Alcatel Lucent Technologies


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          Creating the Global Leader in Communications Solutions
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SERGE TCHURUK

Well, I would like to welcome you all on behalf of Patricia RUSSO and on my own behalf. Now, this is really a historical moment for the two companies, at least, but I think this is the same for the whole of the telecommunications industry. This announcement is about the creation of the leading number one in telecommunication solutions and this is a one-off event. The announcement has already been made and now I would like to briefly describe to you the profile of the transaction and then we will give you time to ask questions. We have a number of our executives and managers in the room who will help to answer your questions.

First of all, on our market where both of us operate, there are three prerequisites for success. First of all, let me tell you there are three questions that we need to answer: number one is why a merger; number two is why now; and number three is why Alcatel and Lucent.

So, why a merger? Well, first of all there are two major keys for success on our market. The first key is the capacity to innovate. In our market, innovation is really the sinew of war. If you want to stand apart from the competition, what you have to have is the ability to innovate. Now there is a second key, which is cost. You have to be able to offer the lowest cost and price. Now the two conditions must meet each other, must have to be joined. It is true that Lucent and Alcatel have already made significant progress on this road and the combination of the two companies will make it possible for us to meet all these basic requirements.

Now the second question, which is why now? Why now? Well, because this is really a historical moment. There are significant and deep changes in the general situation of the industry, in market profile, and there is a break - I mean I am referring to a break in the network operators which are consolidating increasingly. There are massive movements and this trend is here to stay. Significant change in what they are doing. They used to deal with the traditional connections and now they have to offer contents and this is a very different market. Also a major change in technologies because the structure of legacy networks is changing and moving towards all-IP networks. This is really a sea-change that we are witnessing. Now, clearly, in view of such major changes, two companies - especially if they join forces - will be in a position to meet these challenges.

The third question is why Alcatel and Lucent? Let's hope I will be able to operate this system. First statement: Alcatel and Lucent is not a new idea. Five years ago, we were on the verge of concluding this merger. When I say `on the verge' of signing a deal because, at the very last minute, we thought it was a better idea to wait for some time. Well, we have reached this later time but the basic reasoning has not changed: our two companies are highly complementary and are complementary in many different ways. They are complementary because we have access to the whole of the market. We know our clients in terms of geographical distribution. We are leaders in what we call `converging networks', so clearly there are extremely compelling reasons for joining resources.



Paris, 3 April 2006                                                           1

Press Conference                                    Alcatel Lucent Technologies

Now, we share another common feature in that we share the same view, the same opinion, of the future of our technology. There is no difference between the vision that Lucent has of the market and Alcatel's vision of the same market.

Reason number three, which is geographical complementarity. Alcatel is a highly diversified group in terms of size. We have a number of sites on the North American continent; that is where we sell about 14% of our products. We are a highly diversified group. We are very present again - Lucent again is very present again on the North American continent. Altogether, it is one third in the US and Canada, one third in Europe, and one third of our business in the rest of the world. This is a very adequate balance, especially now in view of the changing situation. This is a very compelling argument too.

Of course there are synergies which are the outcome of complementarity. The cost synergies have been assessed in a very cautious way - we have been very conservative when we stated the EUR 1.4 billion amount which we think is a practical, reasonable amount, which would be deployed over three years. We would be able to achieve a significant part of this amount during the first two years. So, significant synergies. Net present value - you know the figure in billions of euros. However, let me say that the purpose of the merger is growth; development essentially. Of course, we are going to cut unit costs due to the size effect and scale economies but we would be able to develop even further and better and this is the most compelling reason.

Now, let us look at the deal itself, the transaction. Let us look at the agreement that we have signed. Lucent shareowners, in exchange for each share they hold, will be 0.1958 ADS of Alcatel - you know they are equivalent to shares of Alcatel. Each ADS represents an ordinary share of Alcatel on the NYSE. After the merger, the Alcatel shareholders will own 60% of the joint company and Lucent's shareholders will own 40% by consequence of the combined company, which would be listed on Euronext, the Paris stock exchange, and the ADS will be listed and traded on the New York Stock Exchange.

The outcome of the merger will be a French company with the head office registered in Paris. North American operations will be based in New Jersey, USA. That is where Bell Labs will continue having their registered head office.

The new company, I have just explained how basically it will be structured in terms of leadership. I will be the non-executive president, chairman; Pat RUSSO will be the chief executive officer - the equivalent of DIRECTEUR-GENERAL in France. She will be based in Paris. There will be an international board - fourteen members on the board. The board will be made up as follows: six members of Alcatel's current directors, including myself; six of Lucent's current directors, including Pat RUSSO; and two new independent European directors to be mutually agreed upon.

Before I give the floor to Pat, allow me to explain the strategic rationale. Looking at the outcome of the product of the combination, I may be biased but I think it is really impressive. Alcatel is number one in the fixed communications sector - sorry, slip of the tongue, I mentioned Nortel instead of Lucent, sorry about that! - will become and remain number one in the same market of landline communications with a very strong position in DSDL, optical, etc at the very moment when there is a turnaround in this fixed communication market. Mobile communications - number two worldwide with a highly complementary position, but Pat RUSSO will tell you more on this later.

Paris, 3 April 2006                                                           2

Press Conference                                    Alcatel Lucent Technologies

Now, in the field of services worldwide, which are becoming increasingly important. I am referring to the capacity to integrate solutions, the seamless integration of solutions. We will be number two worldwide with EUR 4.1 billion in IP-TV and other businesses. Clearly, this portfolio is a huge one in terms of potential.

I am not going to go through all the names listed here - they are our main clients - but I do not see or think of any client, be they small or large, without some kind of connection and link for the two companies to merge. So extremely large and broad coverage. In terms of our customers, it is a very large and broad transaction because I think it is really something that customers are calling for. Our customers are consolidated and very often express the view that some companies in this industry should join forces in order to be able to meet their requirements. So what do they want? They want a group that is both global and powerful with ready access to all new technologies, with the potential for mass effect while getting local support. Our customers are taking risks, they are investing, re-investing, in renovating their networks. These are complex operations and this requires a strong support from their partners. They very much insist on getting or having some kind of partnership to rely upon.

26 R&D engineers is what we have to offer; 26 000 active patents; huge capacity of seamless network integration - which does not have to be demonstrated any more; in let us say almost all new [INAUDIBLE] sectors a very strong position. Add to this the local presence everywhere: in all countries worldwide we are significantly present, either Lucent or Alcatel are already there.

So, to conclude, let me say that I am convinced that the merger of equals between Alcatel and Lucent will contribute the adequate answers and will meet all the main challenges ahead of us in our industry and in our current markets. First of all, we are the response, the answer that can really support the consolidation trend of our customers. We are the right answer to the high complexity of networks. Networks are converging; I mean to say there is no real clear-cut border between fixed and mobile, video - in other words picture image
- becomes absolutely decisive in networks. This makes for even more complexity so the ability to generate answers to this complex situation is really a big asset. We are an answer to what most of our customers want: they want to work with a partner, not just with the supplier. They want to have a long-term relationship; they want someone who is willing to share with them the risk of transforming large networks. Clearly, the merger will be the ideal partner for them. Then we are the answer to an obvious situation.

Now, our raison d'etre, let me repeat it, is innovation and research and development. Our raison d'etre is our ability to innovate. Massive investment required by R&D will be amortised or borne by a much larger number of entities. As a matter of fact, the power of R&D will be hugely increased and therefore we will be able to meet the technological challenges ahead of us. This is what I wanted to say by way of an introduction before I give the floor to Pat.


PATRICIA RUSSO

Thank you, Serge. Hello to all of you who have joined us. While I clearly look forward to spending more of my time in Paris, and therefore improving my French, I hope you will not mind if I continue in English.

As Serge noted, this is truly a defining moment for our industry, our companies, our customers and our people. It is a very exciting time and I look forward to sharing with you some further thoughts

Paris, 3 April 2006                                                           3

Press Conference                                    Alcatel Lucent Technologies

about the compelling nature of this combination and the strength that we will enjoy as a combined company going forward.

First of all, to accentuate some of what Serge said, we share a common vision. These companies share a common view of how networks will transform, utilising the next generation of technologies. We share a deep understanding of our customers' needs and expectations and a common culture of technical excellence in innovation that will enable us to deliver the end-to-end solutions that our customers are looking for. In the end, we see very much a shared vision and a very complementary fit as we bring these companies together.

Serge talked about the market position that the combined companies bring together. If you think about the fact that our industry is on the cusp of a major technology transformation to all Internet Protocol (IP) networks - networks that will enable the blending and convergence of services: voice, data, video, text - with increasing emphasis on things like video. If you think about how these networks will evolve, what is important in order to be able to bring the end to end capabilities that will most help our customers, and when you look at what is required, the combined company will be number one or number two in each of the areas that are relevant to delivering on the promise of these next generation technologies. In the fixed and mobile access area, we will obviously be number one in the wireline and broadband access area. As Serge said, we will be number two in mobility. We will have a very strong position in services. Increasingly, integrated services are playing a more valuable role as we seek to solve our customers' problems. Therefore, the real point here is that we will be a leader, a clear leader, in the key technology areas that are relevant to the network evolution that will go on in our industry.

With respect to mobility, the combined companies already enjoy very strong positions in both Global System for Mobile Communications (GSM) and in the Code Division Multiple Access (CDMA) technologies around the world. We intend to leverage those positions as we work together in gaining momentum with respect to 3G. Lucent brings to this its leadership position in CDMA which is a spread spectrum technology base that is the foundation for 3G. Alcatel has a very strong position in GSM and in the emerging markets as well. We look forward to bringing together these assets and our technical depth in order to drive greater momentum as 3G networks deploy around the world. In addition, if you think about the ability to integrate mobile services with fixed line services, otherwise known as fixed-mobile convergence, our positions in both the broadband access and the fixed market, and in the 3G mobile markets as well, will lend themselves very well to expanding beyond the famous triple play to what could be called the quadruple play.

We have already talked about the strength of position in the triple play that the combined companies will have with Alcatel's leadership position in broadband access and Lucent's expertise in this arena as well. We bring together a unique set of capabilities that are truly industry-leading in the areas again that provide for the next generation of services under Internet Protocol Television (IPTV) and things like mobile video.

I mentioned our global services capability. Increasingly in our industry - again, an industry that is undergoing a significant technology transformation with increasing complexity - the value of your service depth, breadth and geographic reach cannot be underestimated. The combination of the assets, the resources and the technical depth that we have will play very well into a market where the demand for these kinds of services is increasing. In fact, if you look at the combined assets, we

Paris, 3 April 2006                                                           4

Press Conference                                    Alcatel Lucent Technologies

will have a combined services business of EUR4 billion or USD5 billion, clearly enabling the end to end network and services integration capability that our customers are looking for.

Serge used the term `discontinuity' that is occurring in our industry. I talked about the fact that our industry is at the beginning stage of its next wave of technology deployment that will enable what we call converged services - true convergence. You will hear this talked a lot about in our industry. Therefore, when you bring it all together and look at the strengths we bring to bear and the wireline and fixed segment in the 3G mobility segment and in the services arena, and you bring that together with our leading position in what is called IP Multimedia Subsystem (IMS), which is really the core architectures for the next generation networks, I believe we have an unbeatable combination with respect to the breadth and depth of the capabilities that are combined through this combination. In the end, as you think about what our customers are looking for, our customers are looking for the new services that their customers will be willing to pay for. These services increasingly will be richer, more robust, more content-oriented services. The combination of capabilities that we are bringing together I believe puts us in the best position to be able to meet those customer requirements.

I would like to talk for a while about the geographic balance. I am not sure that if you could create one, you could create a better geographic balance than is achieved with the combination of these companies. In fact, as Serge said, it is something one only dreams about. The combined companies in fact have about one-third of the business coming from North America, one-third from Europe roughly, and one-third from a combination of the other regions of the world. It is a very appropriate geographic balance, given the market.

Supporting all of the things that I described with respect to the portfolio and our capabilities to deliver end to end solutions is clearly the industry-leading research and development (R&D) capability and technical, innovative depth, as it were, in the industry. Combined, we will start with over 26,000 developers and engineers all around the world. We will have 25,000 active patents to utilise in our portfolio and will have the R&D investment capacity that is most significant in the industry and, quite frankly, something that our customers are looking for. Our customers know how intensive this industry is from a research and development standpoint. They are looking for partners who have the size, the skill and the capacity to invest and innovate on their behalf. This combination clearly brings that capability together.

We expect, as Serge noted, to be able to realise cost synergies as a result of this combination. We have sized those through some very detailed work at EUR1.4 billion or USD1.7 billion. These have not only been quantified, but have been mutually identified. They are tangible and are synergies that we will, in fact, have great confidence that we will be able to achieve. They will come from across the functions of the company. As we looked at opportunities, there is a good deal of rationalisation opportunity. While I would reiterate what Serge said, which is that the driver for this combination is ultimately growth and increased competitiveness in an industry that provides those opportunities, there are indeed significant synergies in shareholder value creation that is available to us as a result.

From a timing standpoint, we expect to realise the substantial majority of those synergies after the first two years. However, we will certainly realise some in the second and third year, as we work to ensure that we meet the needs of our customers as we go forward.

Paris, 3 April 2006                                                            5

Press Conference                                    Alcatel Lucent Technologies

Not included in the synergy quantification are what we call revenue synergies or upside to these synergies, driven as a result of cross-selling opportunities that we might enjoy in the market to cross sell products from either company into customer relationships that exist or geographic complementarity or the ability to further round out solutions as a result of leveraging the portfolio across the entire company. Therefore, while we have not quantified them, we do believe that there are revenue synergies that represent upside to this perspective.

We said that we expect that as part of the synergies that we would see a reduction in our workforce globally of about 10%. We have also indicated that this would be driven by business logic and in a fair and balanced approach as we go about rationalising the business. We recognise the sensitivity that this creates, of course, to the employees of both companies. As Serge noted earlier, we will be very fair and balanced, and caring in how it is we approach this.

I would like to say a few words about Lucent's pension plans and retiree benefits. I know this has generated some interest and therefore I would like to make a few points about Lucent's pension plans. First of all, Lucent's pension funds are well funded. Under the current US Government guidelines, we have not been required as a company to make any contributions to those pension plans since Lucent was formed in 1996 and we do not expect to make any contributions to those plans through September 2007. Based on actuarial projections and under the current law, further, we think that it is unlikely that any required contribution would have any material effect on the company through 2010. Therefore, Lucent does have a very large retiree base and well-funded pension plans to care for the pensions of our retirees.

Secondly, with respect to retiree healthcare, we provide retiree healthcare for our retirees and their dependents. They are provided through some separate plans that we have. We have been very focused as a company on caring for the needs of our retirees, while balancing what is affordable in an increasingly globally competitive environment. We do provide retiree medical and health benefits. We expect to continue to provide those, again in a way that balances the needs of our retirees and what is affordable.

I would like to say a few words about the combined financial strength of the company. From a revenue and net income standpoint, we are talking about a company with combined revenue of EUR21 billion or USD25 billion. In net income, it is EUR2 billion. We are talking about a company with a net cash position of about EUR1 billion, with EUR9 billion in cash and EUR8 billion in debt. This is clearly, therefore, a strong financial position for the combined companies with a long-dated maturity as it relates to the debt position of the company, where over 60% of the combined company's debt matures on ore after 2010.

In conclusion, I hope that between what Serge and I have shared, you can see that we believe that this is a compelling strategic combination. I think the
industrial   logic   and  the   business   logic  is  sound.   We  create   the
industry-leading player in all of the relevant technology areas that are important to compete effectively in the next generation of networks. We share a common vision. We are very focused on ensuring successful execution. We are not naive about the challenges of the integration that will be required, but believe, with the talent and the resources and the capabilities that we have, and the experience that our people have, that we are confident that we will be successful in executing this integration. Lastly, we will achieve significant synergies as part of this company and in so doing will create tremendous value for the shareholders of both companies.

With that, I will stop and we will be in the position to take questions.

Paris, 3 April 2006                                                           6

Press Conference                                    Alcatel Lucent Technologies


                        QUESTION AND ANSWER SESSION


FREDERIC SHAEFFER, LES ECHOS

I have several questions, especially on synergies and headcount reduction. Could you tell us what positions and what countries will be most affected by the layoffs? About the negotiations: when did you resume negotiations and who initiated those negotiations? About your wages now: could you tell us how much you make? What about Bell Labs? There will be an American board of directors. What kind of return on investment are you going to get on this research for civilian telco. One last question: Mr TCHURUK, before you finalise the deal, who is going to take your position as of 1 June, because you announced yourself that you would retire from your executive position as of that date?


PATRICIA RUSSO

Let me try to take a couple of them. One was on Serge and June 1; one was on synergies with respect to people and impact by country; one was on remuneration; and finally, one was on Bell Labs. I am not sure if I got them all. With respect to the integration plans, we have not as yet defined the detailed integration plans. That will be part of the transition planning work that will go on between signing and closing. We were asked this question yesterday and both acknowledged that the determination of where downsizing or reductions will occur will really be driven by the business logic, by the rationalisation plans that we will be employing and we are not in a position to share the specific details yet as they are not finalised. When they are, we will share them. With respect to Bell Labs, I would like to make a distinction about what we said. What we said was that for the work done for the U.S. government that would be viewed to need to be separate, we will form a separate U.S. subsidiary with a Board of U.S. citizens which is often used in the United States. To make it clear, that is not what we intend to do with all of Bell Labs. It is really a focus on the government work that we do.

Serge, do you want to say something about you or [inaudible]? With respect to remuneration, the compensation of the senior people in any public company is set by the Board of Directors and usually driven by market data and comparative data with respect to what that compensation needs to be in order to have the talent that that company is looking for. A large portion of compensation is called at-risk and therefore is realised if in fact the company performs and the share price appreciates.


SERGE TCHURUK

I am supposed to speak in French. About synergies, let me explain this further. Both companies are complementary. In other words, there is no systematic overlap. Had it been the case, we would have had to carry out massive restructuring. They are heavyweight in the US, we are heavyweight elsewhere. In other words, we do not find ourselves in a situation where we need to carry out massive layoffs. Synergies will be drawn, nevertheless, in the restructuring process. There will be overlaps in terms of positions. We carried out an estimate - it is a serious estimate - and of course we will keep on working on this with the unions and union reps in the countries where we operate. These are serious figures but they will have to be re-analysed with our partners.

Paris, 3 April 2006                                                           7

Press Conference                                    Alcatel Lucent Technologies

Now, more synergies, far more synergies, will be drawn on top of the restructuring. Some, for example, will be linked to the huge purchasing power that the new group will have. Others will be due to the fact that we are going to streamline our joint IT system. I could come up with a whole list of synergies - this leads to huge savings at the end of the day due to the sheer sizes of the companies we are dealing with.

Now, yes indeed, the General Assembly will approve the accounts for 2006 if I am not mistaken. The General Assembly, the General Meeting of Shareholders, will be organised at a date where the shareholders will be able to - will have to - vote on this merger. The General Meeting could take place one or two months after 1 June as well. Having said that, we all felt that it would be strange for the person who carried out the negotiation with the partner, who is here with me, for that person to retire a few months before the deal is actually finalised. It would be quite strange, would it not? I was asked, therefore, - and repeatedly asked - to see if I could not stay a bit longer until the deal is finalised. That would mean that I would stay a few more months after 1 June. I accepted to put this resolution to the General
Shareholders' Meeting. If they accept, fine; if they do not, we will choose someone else who will be CEO of Alcatel in this transitional phase. The authorities will be looking into this merger project before we get the final green light.

Now, about remuneration. Although it might seem strange to you, there is a market for CEOs' wages. There are international standards. It is not always very easy to find a CEO - trust me! Basically, the board of directors decides on what they think should be given to their executive directors or managers based on the constraints, what is at stake, and the market situation.


ASSOCIATED PRESS

I was wondering, in the event that there is a deal with Thales to combine its satellite activities with those of Alcatel, have you given any kind of commitment as an important Thales shareholder as to EADS' possible involvement later on?


SERGE TCHURUK

That is for me, I guess.


PATRICIA RUSSO

I hope so!


SERGE TCHURUK

Let me answer this question in French. Actually, I am not really going to answer your question, to tell you the truth. Yes, there are discussions underway, that is true - well, on and off, actually - with Thales to have an additional link-up of our two companies. Now, these discussions are taking place between Thales and Alcatel. I do not know whether there will be an enlargement or how. It is up to the Board of Directors of Thales, in other words, to make that sort of decision.

Paris, 3 April 2006                                                           8

Press Conference                                    Alcatel Lucent Technologies

PIERRE MANGIN, SILICON.COM FRANCE

About the health situation of Alcatel versus Lucent. Lucent took more time to recover. It has not fully recovered yet. Why is that? Is it due to the market? Was it more difficult for the US market to recover from the 2001-02 crisis or is it because Alcatel was successful in Asian countries and was able to create more momentum on new markets such as 3G, for instance? The shareholders wonder when the stock price will get back to, I would not say to the record price it used to be at, but when will it be back at a price which would be between the price as it stands now and the price as it was five years ago?


SERGE TCHURUK

He says... I will try to do the translation myself... There was a question as to whether Alcatel recovered a bit better from the crisis than Lucent. Is that due to the U.S. market being more difficult? Some shareholders say that this may handicap Alcatel from regaining the level of where the price of the stock was some years ago. These were the sorts of questions asked.


PATRICIA RUSSO

First of all, I think, concerning the entire industry, if you look at the telecommunications boom, where we all benefited from the growth that occurred and then the crash, if you will, all the players in the industry suffered extensively as we worked through the very, very difficult times. One might argue that the U.S. was a bit more extreme, both on the upside and the downside, given some of the dynamics with respect to the telecommunications bubble. Having said that, I think it is important to point out that after having weathered the storm, Lucent returned to profitability in 2003, 2004 and 2005 and has enjoyed top-line growth and two full years of profitability with a significantly strengthened balance sheet from the time that I would say to be the bottom of the industry. Lucent has had a very good and very strong recovery as the industry has come back to health. That does not mean we do not all have work to do, but I think that when you look at the strengths that Lucent has and the strengths that Alcatel has and the compelling proposition around value creation as we go forward, I have no doubt and no question that the combined companies will create value for shareholders in greater capability than either would be able to create alone.


SERGE TCHURUK

I would like to add something. When you assess a company, on the one hand you have people's perceptions from the outside based on its stock price, its balance sheet, revenues etc, and then there is the technological value assessment of the company. On both sides, we carefully scrutinise - I see Mike looking at me - that we carefully scrutinise the value of the portfolio in the making, because this translates or conveys the ability of a company to deal with difficult situations or to grow. The outcome of our assessments was positive on both sides. Here I am talking about what we have in terms of skills and technologies in the pipelines.

Paris, 3 April 2006                                                           9

Press Conference                                    Alcatel Lucent Technologies

RUDI RUTENBERG, BLOOMBERG

I am going to ask my questions in English because I think you will both be able to understand them. I have several short questions. When you talk about the combination of Lucent's 3G technology and Alcatel's 2G footprint, when do you expect the transition from 2G to 3G to happen in those emerging markets? When will you start to benefit from this combination? Concerning R&D as a percentage of sales, where is it now for the combined company and where will it end up? Will it be a lower percentage of sales? Do you expect some savings there? Mr TCHURUK, you inadvertently mentioned Nortel. Are further combinations possible for the combined company? How are you going to finance restructuring costs? Can you give us an indication of the size of the restructuring costs? What currency was the break-up fee? What will the credit rating of the combined company be and what will that add up to? Is one plus one two, or is it something else? Patricia Russo, if you look on the French streets, the French do not seem to like capitalism much. What is driving you? What is making you want to run a French company? Thanks.


SERGE TCHURUK

On the mobility issue, I think Pat and I agree that it would be best to have one of our mobility specialists from the other side of the Atlantic speak. Marc ROUANNE will answer the question.


MARC ROUANNE

Your question was regarding 3G and the speed at which we can see the transition.

So, yes, you are right - Lucent has a CDMA and 3G offer that is very advanced. You have all heard of the power of the CDMA, which is the basis of 3G or wideband CDMA. It stems from CDMA. Lucent has this know-how. Furthermore, Lucent has drawn its market shares in the US on the 3G market and with the HSDPA migration, which is 3G+. As for Alcatel, our networks are migrating to 3G. Eighteen of our clients have migrated already with us and we have a number of clients in emerging countries, both in Asia and in Africa and Middle East, that are now rolling out 3G. We have a few emerging GSM customers and I think this will be the case next year as well. Things will speed up as of 2007-08. We think that, by then, the vast majority of our GSM clients will move on to UMTS. There will be much growth of 3G in China, probably this year, which will enable us to have a strong position there due to our CDMA and GSM position. This is for the combined group of course, Alcatel and Lucent, after the merger.


SERGE TCHURUK

I would like to add something about 3G, which is a very important phenomena. There are three important things about 3G. First of all, the American market. The American market will be driving growth. We talked about Cingular and variable positions in this sector. We will talk about emerging countries that are now migrating but I think there will be more momentum in the future and I think Alcatel is very well positioned on that front. The third pillar, which is crucial, is China. The combination of our two companies will give us considerable power in China. There are many strong arguments as well.

Paris, 3 April 2006                                                          10

Press Conference                                    Alcatel Lucent Technologies

Why did I say Nortel? As the Prime Minister, he thinks about something and then... well, I am not comparing myself to the Prime Minister of France of course! Listen, we are merging Alcatel and Lucent Technologies for now so let us not get ahead of ourselves.


JEAN-PASCAL BEAUFRET

The break-up fee maximum could be 500 million if the shareholders decide not to vote for the merger. On rating. As you say, rating agencies have placed both companies under observation. At Alcatel, we were very close to being investment grade within the next twelve to eighteen months. We have several months to review the rating of both companies. What is important here is that the markets have already taken into account the debt level. This is positive, because what we slightly lost in terms of rating has been more than made up by Lucent. Both companies together will be better rated than each company individually.

On R&D now, you asked a question on the R&D ratio compared to turnover on sales. It would be 12% today for both companies combined but we have to look at the way people work. 28% of the workforce is comprised of engineers.


SERGE TCHURUK

The restructuring costs as well - there was a question about that.


JEAN-PASCAL BEAUFRET

The restructuring costs as part of our plan would be roughly EUR 1.4 billion and include all sorts of costs, including review costs for the real estate as written in the balance sheet. This is going to take place over the next two years and will probably be accounted for in 2007 and 2008 fiscal years.


SERGE TCHURUK

I have an additional comment on R&D. The large investments made by both our companies, or rather the largest investments or probably the only investments for both of our companies, are in R&D. It is exactly the same as for pharmaceutical companies: they tend to merge to amortise R&D on a broader basis which automatically increases their ability to invest in R&D. That is exactly what we are doing. We are doing exactly the same thing.


ALCATEL REPRESENTATIVE

We will now take a question by telephone from New Jersey.


OPERATOR FROM NEW JERSEY

The phone question comes from Kevin Coglin with the STAR LEDGER in New Jersey.

Paris, 3 April 2006                                                          11

Press Conference                                    Alcatel Lucent Technologies

KEVIN COGLIN, STAR LEDGER

EXCUSEZ-MOI POUR PARLER EN ANGLAIS. Pat and Serge, I wonder if you could tell us how long these talks were underway, who started them and how, when and where you made the final decision to make the merger and what made it different this time from 2001? Why did it work this time when it did not work then?


SERGE TCHURUK

He is asking me when we started to talk. My answer is that we started to talk in 2001. Now without really joking about it I think it went relatively fast actually [inaudible] and who contacted the other one? We commented jointly on one of the events in our industry. That is why we started talking again.


PATRICIA RUSSO

Kevin, as you might imagine, it is an iterative process, but to Serge's point, these discussions have been going on with more seriousness since the fall of last year. Of course, as you get closer to being in a position to announce that you have a deal, obviously they get much more intense. I would say relatively short in the last set of discussions.


FROM THE FLOOR

Pat, there is a current claim on the two sides of the Atlantic of protectionism or at least economic patriotism. Did you get any critics moving Lucent into French hands? I would ask the same question to Serge; did you get any comments on that or did you expect some comments and obstacles on the two sides of the ocean?


PATRICIA RUSSO

First of all, I think it is important to reiterate how we think about this for our industry, because I think it is important in the context of discussions that may go on for other reasons. The industry that we are in is not a national industry; it is truly global. The competitors against whom we compete are global competitors and so when we think about we what are creating and when you look at the geographic mix; we see that we are creating the first truly global leader in communications networking solutions. I think that creates tremendous opportunity for the countries involved in this transaction and the people in those countries involved in this transaction. So while there may be some sentiment here or there, I would hope that the compelling logic, the value creation and the ability to take this great set of assets and to create a real powerhouse in the industry would transcend national views on this issue.


SERGE TCHURUK

It is a pleasure for me to announce the merger at a time when patriotism is becoming increasingly sore.

Paris, 3 April 2006                                                          12

Press Conference                                    Alcatel Lucent Technologies

REUTERS

Regarding anti-trust issues, are there any niche markets where your combined forces will be too strong? My second question is, do you think you will get an investment-grade rating?


PATRICIA RUSSO

I do not  know if any of our  attorneys  are  here,  but we have no  reason  to believe that the combination will create concerns from an anti-trust standpoint. As Serge noted in talking about the combination, there are many, many areas where we are very complimentary as opposed to just directly overlapping. At this point, while we will have to go through the approval process both in the US and Europe there is nothing that I believe could create a problem. We will see. With respect to your second question [INAUDIBLE].


JEAN-PASCAL BEAUFRET

You asked when we will get back to investment grade. Well, we are very close, as I said earlier, to being investment grade in 2005. Both companies generated cash flows and, furthermore, this is linked to the fact that both companies merged together will generate a huge cash flow. As soon as the synergies have been set up and as soon as we have made improvements on the income front, investment grade will become our objective number one, of course.


REUTERS

I have three questions. Ms Russo, when you do take the leadership of the combined group could you give us a sense of your timeframes and how long you plan to stay in that position? Alcatel is a very global company but it also has, I believe, a strong French identity and French roots. How do you plan to manage a company like that? Can you and Mr TCHURUK tell us what you will each receive as a financial reward if this deal goes through? Thank you very much.


PATRICIA RUSSO

I look forward to leading this great company for as long as I can produce results and the board cares to have me in that position. I am not prepared to put any kind of timeframe on it at this point. Secondly, interestingly, French was the language I studied at high school. I actually was quite good at it but unfortunately, that was a long time ago. So I do look forward to sharpening my French, although given the global reach of this country and the travelling that is often required, I would not want to set unreasonable expectations for what I might be able to accomplish. However, I do look forward to spending time here as I have always loved Paris; I think it is a wonderful city and I have great respect for the culture and for the environment. From my standpoint, the greatest reward, notwithstanding the focus on financials, would be to be able two years from now to have everybody who has written about the challenges of integrating these two companies to declare victory and success. Nothing would give me more pleasure.

Paris, 3 April 2006                                                          13

Press Conference                                    Alcatel Lucent Technologies

SERGE TCHURUK

On the reward, I fully share Pat's views. My reward would be the full success of the company for our shareholders and for our clients. That is the only thing I am expecting in terms of reward.


CELINE BRACQ, I-TELE

On headcount reductions, it has been told that the headcount would be on the administrative or clerical positions in the US and essentially on R&D in France. Can you confirm this? As to the name of the new group, what are your thoughts?


SERGE TCHURUK

I will confirm nothing. This is mere guesswork. As to the name of the group, we would like to think it over a bit more.


ALAIN BRUNO, LES ECHOS

Mr TCHURUK, I would like to apologise but I would like to go back to the Thales issue. You said it is for the Board of Directors to decide. They are meeting tomorrow. In the meantime, can you tell us whether it is critical or not so critical to close the deal as soon as possible with that Thales or would you be ready to give more time for decisions until you have really thoroughly reviewed this other situation?


SERGE TCHURUK

Well, the Board gave us the authority to continue our deals and discussions with Thales. Either we agree with them or we do not agree. I do not have any plans to continue talking forever.


HERALD TRIBUNE

First of all have you had any other overseas postings before and secondly, how do you feel about running a company in a country that as of late has not shown a great liking of capitalism?


PATRICIA RUSSO

I have not previously lived overseas but, as you might imagine, I have travelled all over the world, given Lucent's operations and ATT's, before that. I have travelled all over the world for years. I feel fine about leading a company that has its headquarters in Paris. As I said I think of it as a global company. I think of it as a tremendous opportunity to create the value that we have described and I look forward to spending more time here.


Paris, 3 April 2006                                                          14

Press Conference                                    Alcatel Lucent Technologies

MARION ROJINSKY, LA TRIBUNE

Once again, I would like to get back to Thales. I would like you to specify what you mean by your sentence, `Either they take it or they leave it'. It is a kind of brusque reply. Now seamless solutions - mobile, wireline, video. In terms of video, you are not doing a great deal compared to Cisco. Do you consider, or do you envisage, new acquisitions in the video? I have another French champion in mind who tends to feel rather lonely since you have announced the merger.


SERGE TCHURUK

Very obviously, today's topic is not Thales. It is a major transaction and deal between Lucent and Alcatel. Thales is not the topic of the day, is it?

Video. Cisco has acquired Scientific Atlanta. As a matter of fact, the position of our future company on video is extremely strong. Very strong positioning, especially at Alcatel. We have been the very first ones to realise how important video would be in telecommunication networks. Scientific Atlanta is not positioned in the sector, the industry, which we consider key to this field. Anyway, the future will tell. We may acquire other companies when the time comes and should be given all the resources to do so. I do not exclude such possibilities, but this is not the topic for the day.


ARIEL GOMEZ, JOURNAL TELECOM

You mentioned that China was a very important market for you. Can you tell us what exactly your position on China's market is and what your strategy will be in terms of the technologies you are going to develop?


PATRICIA RUSSO

Lucent has been in China for a number of years as I noted earlier, starting with a number of joint ventures back when we were creating 5D switching and manufacturing capabilities We have a fair amount of optical business that dates back in China. With respect to mobility, Lucent has a relationship with China Unicom, which deployed our CDMA 1X technology. We have, as have all of our competitors, trialled and tested both CDMA 3G, as well as wideband CDMA or UMTS and we have tested very successfully with both the ministry of information as well as a couple of customers with whom we have done trials. Much like all of us in the industry we have been trialling, testing and positioning ourselves for when the 3G licenses will be granted. With respect to TDS CDMA, we have not developed TDS CDMA but we have been working with a partner with respect to inter-operability between the radio network and our core.


SERGE TCHURUK

If I may add something, there is a strong complementarity in TDS/CDMA because Alcatel has a joint venture, a very close partnership with Datang. They developed the technology there in China and we are busy testing a joint solution there, with them.

Paris, 3 April 2006                                                          15

  SAFE HARBOR FOR FORWARD LOOKING STATEMENTS AND OTHER IMPORTANT INFORMATION

This transcript contains statements regarding the proposed transaction between Lucent and Alcatel, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the proposed transaction and other statements about Lucent and Alcatel's managements' future expectations, beliefs, goals, plans or prospects that are based on current expectations, estimates, forecasts and projections about Lucent and Alcatel and the combined company, as well as Lucent's and Alcatel's and the combined company's future performance and the industries in which Lucent and Alcatel operate and the combined company will operate, in addition to managements' assumptions. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties are based upon a number of important factors including, among others: the ability to consummate the proposed transaction; difficulties and delays in obtaining regulatory approvals for the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement entered into by Lucent and Alcatel; fluctuations in the telecommunications market; the pricing, cost and other risks inherent in long-term sales agreements; exposure to the credit risk of customers; reliance on a limited number of contract manufacturers to supply products we sell; the social, political and economic risks of our respective global operations; the costs and risks associated with pension and postretirement benefit obligations; the complexity of products sold; changes to existing regulations or technical standards; existing and future litigation; difficulties and costs in protecting intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a more complete list and description of such risks and uncertainties, refer to Lucent's Form 10-K for the year ended September 30, 2005 and Alcatel's Form 20-F for the year ended December 31, 2005 as well as other filings by Lucent and Alcatel with the US Securities and Exchange Commission. Except as required under the US federal securities laws and the rules and regulations of the US Securities and Exchange Commission, Lucent and Alcatel disclaim any intention or obligation to update any forward-looking statements after the distribution of this transcript, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

         IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, Alcatel and Lucent intend to file relevant materials with the Securities and Exchange Commission (the "SEC"), including the filing by Alcatel with the SEC of a Registration Statement on Form F-6 and a Registration Statement on Form F-4 (collectively, the "Registration Statements"), which will include a preliminary prospectus and related materials to register the Alcatel American Depositary Shares ("ADS"), as well as the Alcatel ordinary shares underlying such Alcatel ADSs, to be issued in exchange for Lucent common shares, and Lucent and Alcatel plan to file with the SEC and mail to their respective stockholders a Proxy

Statement/Prospectus relating to the proposed transaction. The Registration Statements and the Proxy Statement/Prospectus will contain important information about Lucent, Alcatel, the transaction and related matters. Investors and security holders are urged to read the Registration Statements and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus and other documents filed with the SEC by Lucent and Alcatel through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus when they become available from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500 and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boetie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.

Lucent and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Lucent's proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on or about January 3, 2006. This document is available free of charge at the SEC's web site at www.sec.gov and from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500.

Alcatel and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Alcatel's Form 20-F filed with the SEC on March 31, 2006. This document is available free of charge at the SEC's web site at www.sec.gov and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boetie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.